Exhibit 22
GUARANTOR SUBSIDIARIES OF TREEHOUSE FOODS, INC.
The following subsidiaries of TreeHouse Foods, Inc. (the "Issuer") are guarantors of the Issuer's 2022 Notes and 2024 Notes:

Bay Valley Foods, LLC, a Delaware limited liability company

Sturm Foods, Inc., a Wisconsin corporation

S.T. Specialty Foods, Inc., a Minnesota corporation

Associated Brands, Inc., a New York corporation

Protenergy Holdings, Inc., a Delaware corporation

Protenergy Natural Foods, Inc., a Delaware corporation

TreeHouse Private Brands, Inc., a Missouri corporation

Linette Quality Chocolates, Inc., a Georgia corporation

Ralcorp Frozen Bakery Products, Inc., a Delaware corporation

Cottage Bakery, Inc., a California corporation

The Carriage House Companies, Inc., a Delaware corporation

American Italian Pasta Company, a Delaware corporation

TreeHouse Foods Services, LLC, a Delaware limited liability company